CA Board Of Directors Adopts New Stockholder Protection
Rights Agreement
Will Bring Plan to Stockholders for Vote at 2010 Annual Meeting
     ISLANDIA, N.Y., November 5, 2009 — CA, Inc. (NASDAQ: CA) today announced that its Board of Directors has unanimously adopted a Stockholder Protection Rights Plan to replace the Company’s existing Rights Plan, scheduled to expire on November 30, 2009. The new Rights Plan was not adopted in response to any specific effort to acquire control of the Company and is not intended to prevent a takeover at a full and fair price.
     The Company’s new Rights Plan is substantially similar to the existing Rights Plan, which was voted on and received the favorable support of CA’s stockholders in 2007. In order to address the corporate governance issues that are generally associated with rights plans, CA will ask its stockholders to vote on its new plan at its 2010 Annual Meeting.
     “CA believes this Rights Plan strikes an appropriate balance between empowering the Board of Directors to use a Rights Plan to increase its negotiating leverage to maximize stockholder value and the current best practices in corporate governance that give stockholders a voice in the process,” said Bill McCracken, executive chairman of the Board of Directors.
     In connection with the adoption of the new Rights Plan, the Company declared a dividend of one right on each outstanding share of CA’s common stock. The dividend will be paid on December 1, 2009 upon the expiration of CA’s existing Rights Plan to stockholders of record on November 16, 2009.
     In general terms, and as in the existing Rights Plan, the rights are not exercisable until such time as an acquiring person becomes the beneficial owner of 20 percent or more of the common stock of CA after the date hereof. The “Qualifying Offer” provision of the Rights Plan establishes a process by which stockholders holding at least 10 percent of the outstanding shares may call a special meeting at which all stockholders could vote on whether to exempt a Qualifying Offer from the Rights Plan, while also providing CA’s Board with the time and opportunity to attract and secure potentially value maximizing alternatives to an unsolicited takeover offer.
     Additional details and a copy of the new Rights Plan are included in a Report on Form 8-K filed today with the Securities and Exchange Commission.
About CA
      CA (NASDAQ: CA), the world’s leading independent IT management software company, helps customers optimize IT for better business results. CA’s Enterprise IT Management solutions for mainframe and distributed computing enable Lean IT–empowering organizations to more effectively govern, manage and secure their IT operations. For more information, visit www.ca.com.

Cautionary Statement Regarding Forward-Looking Statements
     We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.
     Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: global economic factors or political events beyond the Company’s control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; impact of revenue recognition accounting policies on operating results; failure to expand channel partner programs; ability to adequately manage and evolve financial reporting and managerial systems and processes; ability to successfully integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; ability to retain and attract qualified key personnel; rapid technological and market changes; dependence on third party operating systems and software; use of software from open source code sources; discovery of errors in the Company’s software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company’s intellectual property rights and source code; the timing of orders from customers and channel partners; reliance upon large transactions with customers; sales to government customers; breaches of the Company’s software products and the Company’s and customers’ data centers and IT environments; lack of market growth in key product areas; use of third party microcode; third party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans and related sales model changes; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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     Copyright © 2009 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Jennifer Hallahan Public Relations (212) 415-6924 jennifer.hallahan@ca.com	Carol Lu Investor Relations (212) 415-6920 carol.lu@ca.com

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